UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SKYLINE MEDICAL INC.
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On August 17, 2016, Skyline Medical Inc. (the “Company”) held a conference call, which was open to the public. The conference call was held pursuant to a press release issued by the Company on August 15, 2016 which provided directions on how to access the call. A script of the call appears below. The script is being filed as additional definitive soliciting material in connection with the Skyline Medical Inc. Special Meeting of Stockholders to be held on September 15, 2016.

SKYLINE MEDICAL

2016 SECOND QUARTER / PROXY CONFERENCE CALL

WEDNESDAY, AUGUST 17, 2016

12:00 p.m. Eastern Time / 9:00 a.m. Pacific Time

Kim Golodetz

This is Kim Golodetz with LHA. Thank you all for participating in today’s call. Joining me from Skyline Medical is:

•	Dr. Carl Schwartz, Interim Chief Executive Officer

And joining us for the Q&A portion of today’s call, we also will have:

•	Bob Myers, Chief Financial Officer, and
•	Peter Alex, Vice President of Sales

Before we begin I’d like to caution that comments made during this conference call by management will contain forward-looking statements regarding the operations and future results of Skyline Medical. I encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations, and trade, legal, social and economic risks.

All forward-looking statements speak only as of today’s date, August 17th, 2016, and except as required by law, the Company assumes no obligation to update these forward-looking statements whether as a result of any new information, future events, changed circumstances or otherwise.

With that said, I’d like to turn the call over to Dr. Carl Schwartz, Carl?

Carl Schwartz

Thank you, Kim, and my thanks to each of you for joining us this morning.

This call is the first opportunity I have had to speak directly with many of you since I was named Interim CEO a little more than three months ago, and we have a lot of ground to cover today. Before we start, I’d like to say that I took over day-to-day management of a company during an important time of transition. But I can assure you that everyone at Skyline Medical – including all employees and our Board of Directors – everyone here is committed to the success of our company. I also can assure you that personally, as a significant stockholder my goals are tightly aligned with those of my fellow stockholders.

I am very aware that many, if not all of our stockholders have held onto the promise of the STREAMWAY System as they have watched the value of their investment in Skyline be depleted. I also am aware that a small, yet vocal minority of stockholders are very unhappy with the company’s business progress and stock price, and some have even taken the stance of “I’ll go down with the ship just to make my point.” That’s nonsense, and I’m not sure what kind of point they’re trying to make. So today, it’s my goal to remind you all as to why we are supporters of Skyline Medical, and to lay out what we plan to accomplish with the STREAMWAY System over the near-term future.

So let’s get started.

I’m going to use the filing of our 10-Q for the second quarter of 2016 and the proxy for a special meeting of stockholders as the foundation of my remarks, and then my colleagues and I will take your questions.

Starting with a brief review of our finances, revenue for the second quarter of 2016 of about $85,000 was down from about $234,000 for the second quarter of 2015. This year’s revenue was derived solely from sales of disposable products, whereas last year’s revenue included sales of both STREAMWAY Systems and disposable products. And that wholly unacceptable lack of System sales is something I’ll address in a moment.

Total operating expenses for the second quarter of 2016 were $2.6 million, and this is up from $1.1 million a year ago. The increase was primarily due to higher general and administrative expenses related to a separation agreement with our former chief executive officer, and to increased investment banking and other professional expenses.

The net loss available to common stockholders for the second quarter of 2016 was $2.6 million versus a net loss available to common stockholders for the second quarter of 2015 of $1.2 million. This equates to a loss of 4 cents per share this year versus 36 cents per share last year, owing to more shares currently outstanding.

The Company had cash, cash equivalents and marketable securities of $2.1 million as of June 30, 2016, down from $4.9 million as of December 31, 2015. We used about $2.8 million in cash to fund operations during the first half of 2016.

Now, let me talk about our commercial activities for the STREAMWAY System.

Along with the rest of the management team, my unwavering confidence in the STREAMWAY System is grounded in its many benefits to healthcare professionals, patients and healthcare facilities.  STREAMWAY solves a significant need in the operating room by replacing the laborious, dangerous manual process of collecting fluids in canisters. It also allows for continuous suction to the surgical field, and provides unlimited capacity to the user so no surgical procedure will ever have to be interrupted to change canisters. Because STREAMWAY is wall mounted it takes up no valuable floor space in the operating room.  In addition to ease of use, STREAMWAY provides significant cost savings to hospitals.

We are working hard to broaden awareness of the exceptional benefits of STREAMWAY. We showcased STREAMWAY at several important industry conferences, including the Association for Radiologic & Imaging Nursing 35th Annual Spring Convention. We also exhibited just this month at AHRA, the Association for Medical Imaging Management, which is the professional organization representing management at all levels of hospital imaging departments, freestanding imaging centers and group practices.

We have targeted radiology as an important practice area owing to the large volume of fluids used during these types of procedures. To that end, we worked with Tucson Medical Center's radiology department on a case study showing the STREAMWAY System reduced waste fluid disposal costs per procedure by some 78% and generated a positive return on investment within the first nine months of use. This is an important selling tool, and nothing sells quite like data.

We also exhibited at the Association of Veterans Affairs Surgeons conference during the second quarter. Despite these efforts, as I mentioned, we failed to sell any units during the past three months. We know that once we are able to install a STREAMWAY System in a facility on a trial basis, our success rate in making the sale is very high – approaching 98% – and with a very short sales cycle to boot. The challenge we face is to persuade a facility to give STREAMWAY a try.  We have encountered fierce competition from far larger companies – companies that oftentimes bundle pricing for the multiple products they sell – so competitors are able to use size to their advantage.  In addition, because STREAMWAY must be attached to the wall of an operating room, potential customers are sometimes ill-informed as to what this involves, even though installation is generally simple and inexpensive. As such, we believe it is a much easier sell to a facility that is in the process of renovating an operating room, or is being built from the ground up.

We intend to meet this competition head on and win business through a multi-pronged strategy.  We will engage distributors who are passionate about our product and will continue to build awareness of STREAMWAY at key industry events. We also intend to acquire one or more products that we can offer to a hospital or surgery center to help them cut down on the number of vendors with whom they deal and to be able to provide more flexible pricing.

That said, we were very encouraged that a world-renowned hospital purchased its fourth STREAMWAY System, and we are looking forward to capturing the additional revenue derived from the ongoing sale of disposable products. The purchase of multiple units at one institution is a terrific vote of confidence for STREAMWAY.

To bolster sales we are looking to engage additional distributors, both small regional sales organizations, and larger nationally oriented distributors. We also are focused on direct sales and we look to Peter Alex, our new VP of Sales to lead those efforts. We expect that Peter’s tremendous experience at multinational and emerging companies will benefit Skyline and improve trialing. His experience outside the U.S. will be important when we gain approval from regulatory authorities in Canada and Europe. The ISO certification STREAMWAY that we received in June is a vital achievement and forms the initial basis for our international regulatory strategy.

We may have exciting opportunities in front of us to grow sales of STREAMWAY, to expand the market and to add new, synergistic products to our portfolio. However, with cash of $2.1 million, and a six-month burn rate of $2.8 million, our ability to pursue those opportunities is extremely limited and we have asked stockholders to approve measures that would improve our position to operate as a going concern.

So let’s talk for a moment about the revised proxy that is now in front of our stockholders.

Although a majority of votes cast at our annual meeting in July were in favor of our proposals to increase the number of authorized shares and to effect a reverse stock split, the votes did not exceed half of our shares outstanding, which is what we needed for the proposals to pass.

Therefore, we have called a Special Meeting of Stockholders for September 15 to vote again on revised versions of those two proposals. Let me be clear in that this is the second time we are asking stockholders to vote, and that if you voted for our July meeting, that’s all behind us now and you need to vote again for the September meeting.

The first of the three proposals on the proxy is an amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 100 million to 200 million, rather than to 600 million as we had previously proposed. We heard the concern voiced by stockholders in July that 600 million shares was higher than their comfort level, so we have scaled back the proposal for the increase to be only to 200 million shares.

As a company, we have minimal authorized share capital with which to raise funds, and we need to raise capital to build our sales organization and to continue with product enhancements. Equity capital is our only option as we don’t believe we are eligible for loans on reasonable terms. So for those reasons and more, we are asking our stockholders to vote FOR proposal #1.

The second proposal on the current proxy is for a reverse stock split that would limit the ratio to not less than 1-for-2 and not more than 1-for-25, compared with the maximum 1-for-50 previously proposed. Again, we heard the concerns of our stockholders in July that a 1-for-50 authorization was too steep, and we scaled back this proposal as well.

Continued listing on NASDAQ requires a minimum bid price of $1.00 per share. If we lose our NASDAQ listing, we will lose flexibility in future financing and potential acquisitions. And while a growing and successful business surely will drive our stock higher, we are facing a NASDAQ deadline, and we don’t have the luxury of time. We believe the only practical way to meet the NASDAQ requirement in time, or to be eligible for an extension, is to get approval now for a reverse split. So for those reasons, we are asking our stockholders to vote FOR proposal #2.

The third proposal on the proxy allows us to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve items 1 and 2. We ask that you vote FOR that third proposal as well.

I’d like to draw your attention to a news release we issued this past Monday morning announcing that Institutional Shareholder Services, commonly known as ISS, has recommended that stockholders vote FOR all three of these proposals. ISS is a highly regarded proxy advisory firm used by leading institutional investors to guide their votes. We were pleased that ISS understands the measures we must take to put Skyline on a firmer financial footing and has recommended that stockholders vote FOR our proposals.

With an increase in authorized common shares and a reverse stock split, we believe that our Company will be positioned to achieve the milestones we anticipate, and to execute on our plan for the benefit of all our stakeholders.

I am deeply committed to the success of our company, and I trust that you are too. You can show your commitment with your proxy vote.

So with that review of our recent financial performance and the three proxy proposals, Bob, Peter and I will now take your questions.

Operator.

Operator

Operator gives instructions for queuing up…

[There are no further questions. Please proceed with your closing remarks.]

Carl Schwartz

So in closing, I want to thank you all for your time today and for your interest in our company. We are hopeful that our stockholders will vote for the future of Skyline Medical and in favor of the three proposals we have put in front of you. In the meantime, thanks for joining the call, and have a good day.